Exhibit 10.17

As a condition of my employment with Dolby Laboratories, Inc., its subsidiaries, affiliates, successors or assigns (together the “Company”), and in consideration of my employment with the Company and my receipt of the compensation now and hereafter paid to me by Company, I agree to the following, effective immediately prior to such time that the Securities and Exchange Commission declares the Company’s registration statement on Form S-1 effective (“Effective Time”):

I.	AT-WILL EMPLOYMENT

I UNDERSTAND AND ACKNOWLEDGE THAT MY EMPLOYMENT WITH THE COMPANY IS FOR AN UNSPECIFIED DURATION AND CONSTITUTES “AT-WILL” EMPLOYMENT. I ALSO UNDERSTAND THAT ANY REPRESENTATION TO THE CONTRARY IS UNAUTHORIZED AND NOT VALID UNLESS OBTAINED IN WRITING AND SIGNED BY THE PRESIDENT OF THE COMPANY. I ACKNOWLEDGE THAT THIS EMPLOYMENT RELATIONSHIP MAY BE TERMINATED AT ANY TIME, WITH OR WITHOUT GOOD CAUSE OR FOR ANY OR NO CAUSE, AT THE OPTION EITHER OF THE COMPANY OR ME, WITH OR WITHOUT NOTICE.

II.	EMPLOYEE PROPRIETARY RIGHTS & NON-DISCLOSURE AGREEMENT

I recognize that, as part of its business, it is important that the Company initiate, make and develop technological innovations and inventions, create copyrightable works, develop valuable information and trade secrets, and protect its legal rights in such matters. Therefore, in consideration of my employment by the Company, I hereby agree:

1. To maintain in strictest confidence, both during the term of my employment and thereafter, all confidential technical and business information, trade secrets, inventions and innovations and unpublished copyrightable works of the Company, its successors or assigns, and my co-workers, either learned or developed by me during the term of my employment; and

2. To promptly disclose and assign all rights to the Company, its successors or assigns, in any and all inventions or innovations that are conceived or first actually reduced to practice by me, either alone or jointly with others, during my term of employment by the Company after the Effective Time; except that I need not assign to the Company title in any invention or innovation that either:

a. does not relate at the time of conception or reduction to practice (1) to the business of the Company or (2) to the Company’s actual or demonstrably anticipated research or development (collectively, the “Business”), or

b. does not result from any work performed by me for the Company and was developed without using the Company’s equipment, supplies, facilities, or trade-secret information, unless either (1) the invention relates at the time of conception or reduction to practice to the Business, or (2) full title in the United States to the invention is required by contract between the Company and the United States or any of its agencies.

I understand that all those disclosures of my inventions and innovations made to the Company under this paragraph for which I need not assign title to the Company shall be received in confidence by the Company.

3. That any inventions, products, processes, apparatus, designs, improvements, or business related suggestions and information conceived, discovered, made or developed by me, solely or jointly with others, after my termination of employment with the Company that includes or uses the firm’s trade secrets or confidential information shall belong to the Company and I agree to assign any and all rights in such items to the Company.

4. To promptly disclose to the Company all copyrightable works, including, but not limited to all computer programs and accessory materials, created by me, either alone or jointly with others, during my term of employment by the Company after the Effective Time resulting from work performed by me for the Company; and to assign to the Company, its successors and assigns, the entire copyright in any and all such works and to execute such instruments or transfer as the Company may require to perfect its proprietary interest in such copyrights under the Copyright Law of the United States or otherwise, except that I need not assign to the Company the copyright in any work for which no trade secret information of the Company was used which does not relate at the time of conception or reduction to practice (1) to the business of the Company or (2) to the Company’s actual or demonstrably anticipated research or development.

5. To execute all documents which the firm may consider necessary to carry out this Agreement, including domestic and foreign patent applications prepared at the expense of the firm and formal assignments to the firm of all rights in such inventions and patent applications and the patents issued thereon together with all divisions, continuations, and reissues thereof, to submit to a reasonable and confidential review process under which the firm may determine any issues as may arise under this Agreement.

6. That any breaches of this Agreement pertaining to inventions and the like, confidential information, protected trade secrets and non-solicitation will cause the firm irreparable injury and damages in an amount difficult to ascertain. Accordingly, in addition to any other relief and damages to which the firm may be entitled, I agree that the Company shall be entitled to temporary and permanent injunctive relief by any competent court.

7. I understand this Agreement does not apply to an invention which qualifies fully under the provisions of California Labor Code section 2870(a). That section provides:

Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either: (1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or (2) Result from any work performed by the employee for the employer.

III.	COMPANY COVENANTS

The Company agrees that I may use the Company’s equipment, supplies, and facilities to conduct research and development on my own behalf (“RMD R&D”) and that, if during my employment with the Company, I conceive or reduce to practice an invention that I need not assign to the Company under 2 above, including, without limitation, in the course of RMD R&D, all intellectual property rights in such invention shall belong to me and is not a work for hire and is not assigned to the Company pursuant to this Agreement.

IV.	CONFLICT OF INTEREST POLICY

I agree to adhere to the Conflict of Interest Policy of Company as set forth in this Article IV; provided that it is understood that no conflict of interest exists based on (i) my performance of RMD R&D under Article III of this Agreement, (ii) any agreements in place between the Company and me as of the Effective Time, (iii) any lease arrangements between the Company and me that are contemplated by the Company and me as of the Effective Time and any modification or renewal thereof; and (iv) my use, registration, or renewal of any form of the name “Dolby” in accordance with Section 2.2(b) of the Asset Contribution Agreement entered into as of November 19, 2004.

Subject to the foregoing:

The Company expects me to avoid situations that create an actual or potential conflict between personal interests and those of the Company. A conflict of interest exists when my loyalties or actions are divided between the Company and a competitor, business partner, collaborator, manufacturer, supplier, licensee, or customer. If I am unsure whether a certain transaction, activity, or relationship constitutes a conflict of interest, I shall discuss it with a member of management for clarification. The President of the Company must approve any exceptions to this guideline. Some examples of the more common conflicts that I must avoid include, but are not limited to:

•	Working for a competitor, supplier, licensee, or customer while employed by the Company

•	Engaging in self-employment in competition with the Company or soliciting competitors or customers to participate in competing outside business relationships

•	Using proprietary or confidential Company information for personal gain or to the Company’s detriment

•	Having a direct financial interest in a competitor, customer, licensee, or supplier that is greater than a 10% percent ownership

•	Committing the Company to give its financial or other support to any outside activity or organization without appropriate authorization

•	Acquiring “Friends and Family” stock from licensees and/or other business partners

Acceptance of Gifts and Gift-Giving

Soliciting gifts, entertainment, favors, money, loans, credits, preferential discounts or services from competitors, customers, licensees, suppliers, or potential suppliers is expressly prohibited.

Accepting personal gifts or entertainment (such as another company’s stock, computer software, hardware) of significant value from competitors, customers, licensees, suppliers, or potential suppliers is also prohibited. It follows that accepting such gifts and reselling them for personal gain is expressly prohibited.

Acceptance of occasional personal gifts of nominal value (such as invitations to lunch, candy, food baskets, or flowers) from competitors, customers, licensees, suppliers, or potential suppliers is generally allowable. When it is deemed inappropriate to accept a gift, it should be declined graciously.

V.	MISCELLANEOUS

1. Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by the laws of the State of California. The Company and I hereby expressly consent to the personal jurisdiction of the state and federal courts located in the City and County of San Francisco, California for any lawsuit filed there against me by the Company arising from or relating to this Agreement.

2. Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and supersedes as of the Effective Time all prior discussions, representations or agreements between us including, but not limited to, the Employment Agreement between Dolby Laboratories, Inc. and me dated July 10, 1978, as amended. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the President of the Company and me. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

3. Severability. If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

4. Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

Date: November 19, 2004	/s/ RAY DOLBY
Signature

RAY M. DOLBY

ACKNOWLEDGED AND AGREED:

Dolby Laboratories, Inc.

/s/ N. W. JASPER, JR.

Witness:

/s/ LARA M. HOPWOOD
Signature

Lara M. Hopwood
Name (typed or printed)